Exhibit 10.1

ACQUISITION AGREEMENT

by and between

Life Clips, Inc.

a Wyoming Corporation

and

Belfrics BT Pvt Ltd

Belfrics Cryptex Pvt Ltd

Belfrics Tanzania Ltd

Belfrics Nigeria Pvt Ltd

Belfrics BT SDN BHD

Belfrics Malaysia Sdn Bhd

Belfrics Holding Limted

Incrypts Sdn Bhd

Belfrics Academy SDN BHD

Belfrics International Ltd

Belfrics Europe S.L.

Belfrics Kenya Ltd

Belfrics Singapore Pte Ltd

(collectively the “Belfrics Entities”)

and

the Holders of the Equity Securities of the Belfrics Entities

AMENDED AND RESTATED ACQUISITION AGREEMENT

This Amended and Restated Acquisition Agreement (the “Agreement”) is dated as of this 11th day of November, 2021 by and among Life Clips, Inc., a Wyoming corporation, (“LCLP”), replacing and superseding the Acquisition Agreement executed by the Parties on August 25, 2021 in order to conform certain terms of that agreement to the Designation of Series C Preferred Stock as attached hereto.

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Malaysia Sdn Bhd, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Incrypts Sdn Bhd, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Ltd, a Kenya corporation

Belfrics Singapore Pte Ltd, a Singapore corporation

(collectively the “Belfrics Entities”)

and all of the holders of the equity securities of Belfrics Entities identified on Exhibit C hereto (the “Sellers). (LCLP, the Belfrics Entities and the Sellers may be referred to herein as a “party” and collectively as the “parties.”)

RECITALS

WHEREAS, upon the terms and conditions set forth below, the Sellers desire to sell all of the issued and outstanding capital stock of the Belfrics Entities to LCLP, such that, following such transaction, the Belfrics Entities will be a 100% wholly-owned subsidiaries of LCLP; and

WHEREAS, for United States federal income tax purposes, the Parties to this Agreement intend that the transactions described in this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE 1

DEFINITIONS

1.1 Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Acquisition and Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Acquisition and Share Exchange Agreement may be from time to time amended, modified or supplemented.

“The Belfrics Entities Board” means the Board of Directors of The Belfrics Entities.

“Budget” means the budget of the expenditures necessary to attain the agreed upon goals and as set forth on Schedule 2.1(b).

“Business” means (i) the Belfrics Entities’ business as presently conducted; or (ii) LCLP’s business that it clearly intends to conduct in the future.

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” means the Securities and Exchange Commission of the United States of America.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of the Belfrics Entities, or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“GAAP” means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person’s past practices.

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“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“IFRS” means the International Financial Reporting Standards as set by the IFRS Foundation and the International Accounting Standards Board.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the type and nature that LCLP would be required to file with the Commission if it were a reporting issuer pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

“Material Adverse Effect” means, when used with respect to LCLP or the Belfrics Entities, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of Sellers or the Belfrics Entities, as the case may be, in each case taken as a whole or (b) materially impair the ability of LCLP or the Belfrics Entities, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which LCLP or the Belfrics Entities, as the case may be, operate.

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“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

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“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 12.1.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Belfrics Entities is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

ARTICLE 2

ACQUISITION CONSIDERATION

2.1 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with any and all applicable laws, SELLERS will transfer, assign, convey, and set over unto LCLP, and LCLP will receive and accept from SELLERS, all of the right, title and interest to all of issued and outstanding shares of capital stock of the Belfrics Entities (the “The Belfrics Entities Stock”), free and clear of any Lien, in exchange for the following Acquisition Consideration:

(a) Preferred Shares. Exchange each issued and outstanding share of The Belfrics Entities common stock for 2,000,000 shares of LCLP Series C Preferred Shares, pursuant to the Designation set forth as Exhibit B.

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(b) Financing. The Company shall use its best efforts after Closing to provide The Belfrics Entities, as a wholly owned subsidiary, up to $10,000,000 in the form of an equity investment by Company into the subsidiary. The financing shall be in accordance with the Budget attached hereto as Schedule 2.1(b).

(c) Earn Out. Upon obtaining the milestones set forth on Schedule 2.1(c) the Sellers shall be entitled to up to an additional $15,000,000 of Series C Preferred Stock on a pro rata basis.

ARTICLE 3

CLOSING

3.1 Closing. The closing (the “Closing”) of this Acquisition Agreement will occur at the via the electronic exchange of documents, on or before July 30, 2021 (or at such later or earlier date agreed to in writing by the parties) (the “Closing Date”). At the Closing, Sellers will deliver to LCLP the Belfrics Entities Stock and LCLP shall deliver to Sellers the Consideration Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to LCLP:

4.1 Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which Seller is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Seller is a party, and to perform such obligations under this Agreement and each of the Transaction Documents to which Seller is a party. This Agreement has been, and each of the Transaction Documents to which such Seller is a party will be, duly and validly authorized and approved, executed and delivered by Seller. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto, this Agreement is, and as of the Closing each of the Transaction Documents to which The Belfrics Entities is a party will have been, duly authorized, executed and delivered by The Belfrics Entities and constitute or will constitute the legal, valid and binding obligation of The Belfrics Entities, enforceable against The Belfrics Entities in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution or delivery by The Belfrics Entities of this Agreement or any Transaction Document to which The Belfrics Entities is a party, nor the consummation or performance by The Belfrics Entities of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organization Documents of The Belfrics Entities (if The Belfrics Entities is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which The Belfrics Entities is a party or by which the properties or assets of The Belfrics Entities are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which The Belfrics Entities, or any of the properties or assets of The Belfrics Entities, may be subject.

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4.3 Ownership of The Belfrics Entities Stock. Sellers own, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to LCLP pursuant to this Agreement, the Sellers’s interests in The Belfrics Entities, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Sellers is a party or by which Sellers is bound with respect to the issuance, sale, transfer, voting or registration of the Shares. At Closing, LCLP will acquire good, valid and marketable title to all The Belfrics Entities Stock free and clear of any and all liens.

4.4 Litigation. There is no pending proceeding against The Belfrics Entities that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of The Belfrics Entities, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Sellers will indemnify and hold LCLP harmless against any liability or expense arising out of, or in connection with, any such claim.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY THE BELFRICS ENTITIES

The Belfrics Entities represents and warrants to LCLP as follows:

5.1 Authority. The Belfrics Entities is duly formed and validly existing under the laws of the Province of British Columbia, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of The Belfrics Entities, or (ii) materially impair the ability of The Belfrics Entities to perform their material obligations under this Agreement (any of such effects or impairments, a “Material Adverse Effect”). The Belfrics Entities is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

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5.2 Subsidiaries. The Belfrics Entities does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Articles of Incorporation and Bylaws. The copies of the Articles of Organization of The Belfrics Entities (the “Organizational Documents”) that have been delivered to LCLP prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Belfrics Entities is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The execution, delivery and performance by The Belfrics Entities of this Agreement is within The Belfrics Entities’ corporate powers, have been duly authorized by all necessary corporate action, and requires no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

5.5 No Violation. None of the execution, delivery or performance by The Belfrics Entities of this Agreement or any other agreement or instrument contemplated hereby to which The Belfrics Entities is a party, nor the consummation by The Belfrics Entities of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which The Belfrics Entities is a party or by which The Belfrics Entities is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by Sellers, LCLP, and The Belfrics Entities, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which The Belfrics Entities is a party, will have been duly authorized, executed and delivered by The Belfrics Entities and will be the legal, valid and binding Agreement of The Belfrics Entities and is enforceable against The Belfrics Entities in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

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5.7 Capitalization and Related Matters.

(a) Capitalization. 100% of The Belfrics Entities Stock is owned by the SELLERS. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating The Belfrics Entities to issue any Membership Interests or any other Equity Security of The Belfrics Entities. All issued and outstanding Membership Interests of The Belfrics Entities are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of The Belfrics Entities to retire, repurchase, redeem or otherwise acquire any outstanding shares of Membership Interests of, or other ownership interests in, The Belfrics Entities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.8 Sellers are the sole holder of record and beneficial owner of all issued and outstanding The Belfrics Entities Membership Interests Stock. Except as expressly provided in this Agreement, no other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of The Belfrics Entities affecting the exercise of the voting rights of any such Equity Securities.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Belfrics Entities have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. The Belfrics Entities is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Belfrics Entities is a party or by which any of the Belfrics Entities’ properties, assets or rights are bound or affected. To the knowledge of the Belfrics Entities, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Belfrics Entities is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Belfrics Entities are not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Belfrics Entities, any event or circumstance relating to the Belfrics Entities that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Belfrics Entities from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Belfrics Entities and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Belfrics Entities’ knowledge, no such Proceeding has been threatened.

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5.11 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against LCLP for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Sellers will indemnify and hold LCLP harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12 Board Recommendation. The Board of the Belfrics Entities has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Belfrics Entities’ shareholder.

5.13 Assets. The Assets of the Belfrics Entities are as set forth on Exhibit A and are owned by the Belfrics Entities free and clear of any adverse interest, encumbrance or lien or any other thing that may prevent the Belfrics Entities from having good title thereto. Further, the Belfrics Entities represents and warrants that such assets have not been diminished or wasted in any way from date hereof through the closing date and that neither the Sellers nor the Belfrics Entities has allowed such assets to be encumbered in any way.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LCLP

LCLP represents and warrants to Sellers and the Belfrics Entities as follows:

6.1 Organization and Qualification. LCLP is duly organized, validly existing and in good standing under the laws of the State of Wyoming, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. LCLP is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

6.2 Authorization. LCLP has all requisite authority and power (corporate and other), to enter into this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations. The execution, delivery and performance by LCLP of this Agreement has been duly authorized by all necessary corporate action.

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6.3 No Violation. The execution or delivery by LCLP of this Agreement will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of LCLP; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which LCLP is a party or by which the properties or assets of LCLP are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which LCLP, or any of the properties or assets owned or used by LCLP, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by LCLP or that otherwise relate to the business of, or any of the properties or assets owned or used by, LCLP, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Sellers for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

ARTICLE 7

COVENANTS OF THE BELFRICS ENTITIES AND SELLERS

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Belfrics Entities and Sellers will (a) afford LCLP and its agents, advisors and attorneys during normal business hours, full and free access to Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish LCLP and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as LCLP may reasonably request, and (c) furnish LCLP and its agents, advisors and attorneys with such additional financial, operating, and other data and information as LCLP may reasonably request.

7.2 Operation of the Business of the Belfrics Entities. Between the date of this Agreement and the Closing Date, the Belfrics Entities will:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships; and

(c) otherwise report periodically to LCLP concerning the status of its business, operations, and finances.

7.3 No Transfers of Equity Securities.

(a) Between the date of this Agreement and the Closing Date, Sellers shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the Equity Securities (or any interest therein) or grant any Person the option or right to acquire such Equity Securities (or any interest therein).

(b) Between the date of this Agreement and the Closing Date, The Belfrics Entities shall not assign, transfer, mortgage, pledge or otherwise dispose of any Asset (or any interest therein) or grant any Person the option or right to acquire any Asset (or any interest therein).

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7.4 Notification. Between the date of this Agreement and the Closing Date, The Belfrics Entities will promptly notify LCLP in writing if LCLP becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of LCLP, as the case may be.

7.5 Closing Conditions. Between the date of this Agreement and the Closing Date, each of LCLP, Sellers and The Belfrics Entities will use its commercially reasonable efforts to cause the conditions in Section 7 to be satisfied.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Intellectual Property Rights.

(a) Seller owns, or has exclusively licensed or otherwise has the exclusive right to use all Intellectual Property necessary for or material to the Business, in each case:

(i) without current payment obligations to any third party,

(ii) without restrictions currently applied under any agreement, including, without limitation, a coexistence agreement or a settlement agreement,

(iii) free and clear of any liens in existence as of the date hereof, and

(iv) not currently subject to termination by any third party.

(b) Exhibit 8.1(b) sets forth a true and complete list of all Intellectual Property owned by or licensed to seller necessary for or material to the Business, including, without limitation:

(v) issued patents,

(vi) registered and unregistered trademarks,

(vii) registered and unregistered trade names,

(viii) registered and unregistered service marks,

(ix) registered and unregistered copyrights,

(x) registered and unregistered designs,

(xi) registered domain names,

(xii) all pending applications in respect of any of the foregoing, and

(xiii) all trade secrets.

8.2 Maintenance Of Intellectual Property Rights. The Belfrics Entities has undertaken to maintain its right, title, and interest in and to all Intellectual Property owned by it and used in the Business as required by applicable law, regulation, or rule, including, without limitation:

(a) duly registering and/or filing, as applicable, all necessary affidavits of continuing use with each applicable governmental authority in each jurisdiction,

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(b) paying all necessary maintenance fees that are due,

(c) submitting all information required to be disclosed to the appropriate governmental authority to the extent necessary so that no such agency would deem any proprietary right in any Intellectual Property invalid or unenforceable, and

(d) taking all other steps required by applicable law, regulation, or rule to continue all such rights in effect.

8.3 Licenses. The Belfrics Entities has made available to LCLP complete and correct copies of, and Schedule 8.3 sets forth as of the date hereof a true and complete list of all:

(a) license agreements relating to Intellectual Property used or reasonably anticipated to be used in the Business by which The Belfrics Entities is a licensee, as well as the status of each, and

(b) license agreements relating to Intellectual Property used or reasonably anticipated to be used in the Business by which The Belfrics Entities is a licensor, as well as the status of each.

(c) Licenses with any governmental authority used in the conduct of the business of the Belfrics Entities.

8.3 Infringement Of Third-Party Rights.

(a) Neither the Belfrics Entities nor any of its products or services has infringed on or otherwise violated, or is infringing on or otherwise violating, or could reasonably be construed as misappropriating, the Intellectual Property rights of any person.

(b) There is no suit, claim, action, administrative proceeding, investigation pending or, to the knowledge of the Belfrics Entities, threatened with respect to, and the Belfrics Entities has not been notified in writing of, any possible infringement or other violation by seller or any of its products or services of the Intellectual Property rights of any person and, to the knowledge of seller, there is no valid basis for any such claim.

(c) To the knowledge of the Belfrics Entities, there is no investigation pending or threatened with respect to any possible infringement or other violation by seller or any of its products or services of the Intellectual Property rights of any person.

(d) To the knowledge of the Belfrics Entities, there are no pending or threatened administrative proceedings challenging the validity or registration of any Intellectual Property.

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8.4 Infringement By Third Parties.

(a) To the knowledge of seller, no person or any product or service of any person is infringing on or otherwise violating any Intellectual Property rights of seller, and seller has at no time notified any third party of any such possible infringement or other violation.

(b) (b) Exhibit 8.5(b) sets forth as of the date hereof a true and complete list of all litigation, enforcement actions, or other administrative proceedings regarding any alleged infringement or violation of The Belfrics Entities’ rights in and to any Intellectual Property necessary for or material to the conduct of the Business, as well as dispositions of each (including, without limitation, settlement agreements and final opinions or orders).

8.6 No Conflicts Or Encumbrances. The execution and delivery of this agreement, the consummation of the transactions contemplated by this agreement, and the compliance with the provisions of this agreement do not and will not conflict with, result in any violation of or default under, or give rise to any:

(a) right, license, or encumbrance relating to any Intellectual Property owned or used by The Belfrics Entities or with respect to which seller now has or has had any agreement with any third party,

(b) right of termination, cancellation, or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which The Belfrics Entities is a party or bound, or any loss or encumbrance of any Intellectual Property or material benefit related thereto, or

(c) creation of a lien in or on any Intellectual Property or right.

8.7 Confidentiality.

(a) The Belfrics Entities has taken reasonable measures to maintain the confidentiality of its Intellectual Property, and every person employed by or contracted with The Belfrics Entities who has or had or may in the future have access to confidential or proprietary information (including, without limitation, agents, consultants, and independent contractors) has entered into a confidentiality and nondisclosure agreement with seller.

(b) The Belfrics Entities has provided buyer with copies of all forms of the confidentiality and nondisclosure agreements used by The Belfrics Entities, and has specifically identified in writing for buyer all confidentiality and nondisclosure agreements that deviate substantially from these forms with respect to seller’s Intellectual Property.

8.8 Assignment Of Intellectual Property Rights.

(a) Each of the former or current Key Personnel of The Belfrics Entities has assigned in whole or otherwise exclusively transferred and has pledged to undertake in the future all steps necessary to assign in whole or otherwise exclusively transfer to The Belfrics Entities or to The Belfrics Entities’ assigns, including buyer, all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property owned, intended to be owned, or used by The Belfrics Entities.

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(b) None of the former or current Key Personnel of the Belfrics Entities have a valid claim against seller in connection with the involvement of such persons in the conception and development of any Intellectual Property owned, intended to be owned, or used by seller, and no such claim has been asserted or, to the knowledge of the Belfrics Entities, threatened.

(c) To the knowledge of the Belfrics Entities, none of the Key Personnel of the Belfrics Entities has any patents issued or applications pending for any device, process, design, or invention of any kind now used or needed by the Belfrics Entities in furtherance of the Business, which patents or applications have not been assigned to the Belfrics Entities.

8.9 Further Assurances. The Belfrics Entities warrants that it will execute and deliver, in any and all jurisdictions throughout the world, any instruments and perform any acts that may be reasonably necessary to fully effectuate and record the assignment of the rights, titles, and interests to the Intellectual Property assigned to LCLP pursuant to this agreement.

ARTICLE 9

Additional agreements

9.1 Appointment. Upon Closing, Praveenkumar Vijayakumar shall be appointed to the board of directors of LCLP. The term of the current members of the Board shall not be affected by this appointment.

ARTICLE 10

TERMINATION

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual consent of the Belfrics Entities and LCLP (acting jointly);

(b) by the Belfrics Entities, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Belfrics Entities to comply with its obligations under this Agreement) and the Belfrics Entities has not waived such condition on or before the Closing Date; or (ii) by LCLP, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of LCLP to comply with its obligations under this Agreement) and LCLP has not waived such condition on or before the Closing Date;

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(c) by either the Belfrics Entities or LCLP (acting jointly), if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby;

(d) by LCLP, if, prior to the Closing Date, the Belfrics Entities or The Belfrics Entities is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by LCLP claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to LCLP if LCLP is in material breach of this Agreement at the time notice of termination is delivered;

10.2 Effect of Termination. Each party’s right of termination under Section 10.1is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate.

ARTICLE 11

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements. The Belfrics Entities may issue a press release disclosing the transactions contemplated hereby. LCLP and The Belfrics Entities shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

11.3 Confidentiality.

(a) Subsequent to the date of this Agreement, The Belfrics Entities and LCLP will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

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(b) In the event that any party is required to disclose any information of another party pursuant to clause (i) or (ii) of Section 11.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

If to the Belfrics Entities:	Unit Level 4(A),
Main Officer Tower, Financial
Park Labuan 87000, Malaysia

If to LCLP:	18851 NE 29th Ave., Suite 700 PMB #348
Aventura, FL 33180
Attn: Robert Grinberg

With a copy, which shall not constitute notice, to:

Jonathan D. Leinwand, P.A.
18305 Biscayne Blvd., Suite 200
Aventura, FL 33160

or to such other address as the Party to be notified shall have furnished to the other Parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

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11.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having proper jurisdiction.

11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

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11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.12 Governing Law. This Agreement will be governed by the laws of the State of Wyoming without regard to conflicts of laws principles.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement as of the date first written above.

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Malaysia Sdn Bhd, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Incrypts Sdn Bhd, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe S.L., a Spain corporation

Belfrics Kenya Ltd, a Kenya corporation

Belfrics Singapore Pte Ltd, a Singapore corporation

By:	/s/ Praveenkumar Vijayakumar
Name:	Praveenkumar Vijayakumar
Title:	CEO

LIFE CLIPS, INC.
a Wyoming corporation

By:	/s/ Robert Grinberg
Name:	Robert Grinberg
Title:	CEO

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Exhibit A

Asset List

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Exhibit B

LCLP Series C Preferred Shares Designation

DESIGNATION OF SERIES C PREFERRED STOCK

OF LIFE CLIPS INC.

3,500,000 shares of the authorized and unissued Preferred Stock of the Life Clips Inc. (the “Corporation”) are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

1.1 Corporate Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend. The “Series C Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

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2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Liquidation Payment Amount for Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Series C Preferred Stock or Common Stock by reason of their ownership thereof, by pari passu with holders of Series A Preferred Stock, an amount per share equal to the Series C Original Issue Price, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of more than 50% of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation at least 3 days prior to the effective date of any such event:

(a) a merger, consolidation or share exchange in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger, consolidation or share exchange for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the Business Corporation Act within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series C Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series C Preferred Stock, and (ii) if the holders of more than 50% of the then outstanding shares of Series C Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by Wyoming law governing distributions to shareholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount (the “Redemption Price”). The Redemption Price shall be paid in the same manner as the consideration received in the Deemed Liquidation Event and in the proportion in which consideration was received, unless agreed otherwise. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Wyoming law governing distributions to shareholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

Each holder of Series C Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, or at such other place as may be designated by the Corporation, on or before the Redemption Date, and thereupon, on the Redemption Date, the Corporation shall pay the Redemption Price for such shares in immediately available funds, by wire transfer to an account designated by such holder or by certified or bank check payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Each stock certificate surrendered for redemption shall be canceled and retired. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series C Preferred Stock redeemed on the Redemption Date shall cease to accrue, all rights of the holders of the Series C Preferred Stock of the Corporation (except the right to receive the Redemption Price on surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Shares of Series C Preferred Stock that are subject to redemption but that have not been redeemed and the Redemption Price paid due to insufficient legally available funds shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such Series C Preferred Stock until such shares have been redeemed and the Redemption Price has been paid.

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2.3.3 Notice of Liquidating Event. Written notice of any Deemed Liquidating Event stating, as applicable, a payment date or Redemption Date, the place where such payment or redemption shall be made, the amount of each payment in liquidation or the Redemption Price and calling on such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing its shares of Series C Preferred Stock, shall be given not less than 10 days before the payment date or Redemption Date stated therein, to each holder of record of Series C Preferred Stock at such holder’s address as shown in the records of the Corporation; provided, that, to the extent permitted under Section B.4. hereof, any holder of Series C Preferred Stock may convert its shares of Series C Preferred Stock to Common Stock during such period at any time before the close of business on the last full day preceding the payment date or Redemption Date stated in such notice.

2.3.4 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The fair market value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3. Voting.

3.1 General. With regard to any matter upon which holders of the Common Stock of the Corporation have the right to vote, Series C Holders shall have to vote that number of shares into which the Series C shares of such holder may be converted into Common Stock as set forth in Section 4, below.

3.2 Election of Directors.

3.2.1 Directors of the Corporation. For so long as any shares of Series C Preferred Stock remain outstanding, at each meeting of the shareholders held for the election of directors, or on the taking of a written consent of shareholders for such purpose, the holders of Series C Preferred Stock shall be entitled to elect one member of the Board of Directors by plurality vote (each such director elected by the holders of Series C Preferred Stock, a “Series C Director”). In the case of any vacancy in the office of a Series C Director, the holders of Series C Preferred Stock, by plurality vote, may elect a successor to hold office for the unexpired term of the Series A Director whose place shall be vacant. Any Series C Director may be removed during the aforesaid term of office, either with or without cause, by the affirmative vote of the holders of more than 50% of the then outstanding shares of Series C Preferred or for cause by a vote of more than 50% of the then outstanding Common Shares of the Corporation.

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3.3 Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of more than 50% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation other than a Deemed Liquidation Event, or consent to any of the foregoing;

3.3.2 amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock, including, but not limited to, any such amendment, alteration or repeal that changes the size of the board of directors;

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

3.3.4 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege.

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4. Conversion.

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, beginning 12 months from the date of issuance, and thereafter at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series C Conversion Price. The “Series C Conversion Price” shall initially be equal to $10.00. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. “Fair Market Value” shall mean as of any date of determination, the 80% of average of the 5 lowest closing prices for a share of Common Stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date. Notwithstanding the foregoing, in no case shall the Fair Market Value multiplied by the total number of shares issued and outstanding be less than $5,000,000 (the “Market Capitalization Threshold”). For example:

●	Average of 5 lowest closing prices over 20 trading days = $.50
●	Fair Market Value = $.40
●	Series C Conversion Price = $10.00
●	Number of Series C Shares to Convert = 25,000
●	Total Number of Common Shares outstanding = 150,000,000
●	Common Shares Outstanding x Fair Market Value = 150,000,000 x .40 = $60,000,000 (above the Market Capitalization Threshold)
●	25,000 (C Shares) x 10 (Conversion Price) = 250,000/.40 (Fair Market Value) =
●	Therefore 25,000 Series C Shares convert into 625,000 common shares

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

4.1.3 Limitation on Conversion.

a. Notwithstanding anything to the contrary contained herein, a holder’s right to exercise that holder’s Conversion Rights shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”), does not exceed 4.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

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b. Notwithstanding Section 4.1.3(a), if the Corporation is a non-reporting issuer, the number of conversion shares that may be acquired by the Holder upon conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of common stock of the Corporation then beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of common stock of the Corporation would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of common stock of the Corporation (including for such purpose the shares of common stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

4.2 Fractional Shares. Should the conversion of the Series C Preferred Stock result in the need for the issuance of Fractional Shares of Common Stock then such Fractional Shares shall be rounded up so that only whole shares are issued.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series C Preferred Stock to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series C Preferred Stock converted.

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4.3.2 Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series C Conversion Price.

4.3.3 Effect of Conversion. All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series C Preferred.

4.4.1 Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than as provided for in Subsection 4.4.3), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

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4.4.2 Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation (other than a consolidation, merger or sale treated as a Deemed Liquidating Event pursuant to Section 2 above), each share of Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series C Preferred Stock would have been entitled on such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Section B.4. with respect to the rights and interest thereafter of the holders of Series C Preferred Stock, to the end that the provisions set forth in Section B.4. shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of Series C Preferred Stock.

4.4.3 Reverse Stock Splits, Redemptions and Repurchases. In case the Corporation shall at any time reduce the number of outstanding shares of Common Stock by reverse stock split, redemption, repurchase or otherwise without a corresponding combination of the Series C Preferred Stock, the Series C Conversion Price in effect immediately before such share reduction shall be proportionately increased.

4.4.4 Certificate of Adjustment. On the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section B.4., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Series C Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. The Corporation shall, on the written notice at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Series C Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received on the conversion of such holder’s shares.

5. Acquired Shares. Any shares of Series C Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series C Preferred Stock following acquisition.

6. Preemptive Rights. Holders of Series C Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series C Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series C Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

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Exhibit C

Sellers

Praveenkumar Vijayakumar

Maya Praveen Kumar

Jabeer K M

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Schedule 2.1(b)

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Schedule 2.1(c)

Milestone criteria for Exchange division:

Total revenue generated

Total customers onboarded

Milestone 1

(a)	Total Revenue > $1 million per month = $2,000,000 in Series C Preferred Stock
(b)	total onboarded users > 100,000 = $2,000,000 in Series C Preferred Stock

Milestone 2

(a)	Total Revenue generated > $2 million per month = $3,000,000 in Series C Preferred Stock
(b)	total onboarded users > 200,000 = $3,000,000 in Series C Preferred Stock

Milestone criteria for Tech Division:

Total revenue generated

Total number of users onboarded for Decentralized Applications (“DApps”)

Milestone 1

(a)	Total revenue generated > $500,000 = $1,000,000 in Series C Preferred Stock
(b)	total onboarded users for all DApps > 100,000 = $1,000,000 in Series C Preferred Stock

Milestone 2

(a)	Total revenue generated > $1,000,000 = $1,500,000 in Series C Preferred Stock
(b)	total onboarded users for all DApps > 200,000 = $1,500,000 in Series C Preferred Stock

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Schedule 8.1(b)

1. patent approval form Belrium KYC solution from Federal Republic of Nigeria

2. Trademark certificates for Belfrics and Belrium logos and names

3. cryptocurrency trading platform source code (stored in github, gitlab and bitbucket)

4. Belrium blockchain source code: private and public (Stored in github, gitlab and bitbucket)

5. Belyo, Belshare, credible application source code (github, gitlab, bitbucket)

6. Website source codes - Belfrics.com, Belfrics.io, Belfricsbt.com, Belrium.com, Belrium.io, Belfricsgroup.com, belfricsacademy.com, bt18.io, belshare.com, belyo.io (source codes are in bitbucket)

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Schedule 8.3

1. MSC Malaysia Status Approval (BelfricsBT Sdn Bhd)

2. Money Broking license from LFSA Labuan, Malaysia (Forex license)

3. Crypto currency exchange activity approval, LFSA Labuan, Malaysia

4. Sandbox license, Capital Markets Authority, Kenya (Belrium Pvt Limited)

5. MOU with ICT Ministry, Tanzania

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Exhibit 8.5(b)

None applicable

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